Exhibit 107

Calculation of Filing Fee Tables

424(b)(3)1

(Form Type)

Holley Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a

Fees Previously Paid (1)	Equity	Common Stock, par value $0.0001 per share	Rule 457(c)	109,257,218	$9.57	$1,045,591,576.26	0.0001091	$114,074.05

Carry Forward Securities

Carry Forward Securities	n/a	n/a	n/a	n/a		n/a			n/a	n/a	n/a	n/a

	Total Offering Amounts					96,000,000	0.0000927	$8,899.2

	Total Fees Previously Paid							$114,074.05

	Total Fee Offsets							—

	Net Fee Due							$0

(1)

Relates to the shelf registration statement on Form S-1 (File No. 333-258075) filed by the Company for the sale of up to 109,257,218 shares of the Company’s common stock (the “Common Stock”) in secondary offerings, pursuant to which the Company paid a registration fee of $114,074.05, as amended by (a) the Post-Effective Amendment No. 1 thereto, dated February 4, 2022 and (b) the Post-Effective Amendment No. 2 thereto, dated March 15, 2022 (as amended, the “Registration Statement”). The Registration Statement became effective on March 17, 2022. Such prior registration fee was estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based upon the average of the high and low selling prices of the Common Stock on July 20, 2021, as reported on the New York Stock Exchange, under the symbol “HLLY.”

[1]	Final Prospectus Supplement